Fifth Amendment to Fund Participation Agreement

This Amendment is to the Fund Participation Agreement dated April 11, 1997, as amended, (“Agreement”) between PRUDENTIAL INSURANCE COMPANY OF AMERICA, a life insurance company organized under the laws of the State of New Jersey, PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY, a life insurance company organized under the laws of the State of New Jersey, PRUCO LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the State of Arizona, (individually or collectively, “Insurance Company"), on behalf of themselves and on behalf of the Separate Accounts listed on Exhibit B of the Agreement, and each Participating Fund (as defined in the Agreement).  All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

WHEREAS, the Fund and Insurance Company desire to distribute the prospectuses of the series within the Fund pursuant to Rule 498 of the Securities Act of 1933 (“Rule 498”); and

WHEREAS, the parties desire to set out the roles and responsibilities for complying with Rule 498 and other applicable laws,

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement is hereby amended as follows:

1.	For purposes of this Amendment, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498.

2.
The Fund shall provide Insurance Company with copies of the Summary Prospectuses in the same manner and at the same times as the Participation Agreement requires that the Fund provide Insurance Company with Statutory Prospectuses.

3.	The Fund shall be responsible for compliance with Rule 498(e).

4.
The Fund represents and warrants that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Fund and its series.

5.
The Fund agrees that the URL indicated on each Summary Prospectus will lead Insurance Company contract owners (“Contract Owners”) directly to the web page used for hosting Summary Prospectuses and that such web page will host the current Fund and series’ documents required to be posted in compliance with Rule 498.

6.
The Fund represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(i) involving Contract Owner requests for additional Fund documents made directly to the Fund.  The Fund further represents and warrants that any information obtained about Contract Owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Fund documents.

7.	Insurance Company represents and warrants that it will respond to requests for additional Fund documents made by Contract Owners directly to Insurance Company or one of its affiliates.

8.
Insurance Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses for which Insurance Company is responsible will be done in compliance with Rule 498.

9.
At Insurance Company’s request, the Fund will provide Insurance Company with URLs to the current Fund and series’ documents for use with Insurance Company’s electronic delivery of Fund documents or on Insurance Company’s website.  The Fund will be responsible for maintaining the Fund and series’ current documents on the website to which such URLs originally navigate.

10.	If the Fund determines that it will end its use of the Summary Prospectus delivery option, the Fund will provide Insurance Company with advance notice of its intent as soon as reasonably practicable.

11.	The parties agree that all other provisions of the Participation Agreement, including the Indemnification provisions, will apply to the terms of this Amendment as applicable.

12.
The parties agree that Insurance Company is not required to distribute Summary Prospectuses to Contract Owners, but rather that the use of the Summary Prospectuses will be at the discretion of Insurance Company.  Insurance Company agrees that it will give the Fund sufficient notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer.

Dated as of April 15, 2011.

PRUDENTIAL INSURANCE COMPANY OF AMERICA By: /s/ Henry B. Ramsey III Name: Henry B. Ramsey III Title: VP & Actuary Date: April 29, 2011	PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY By: /s/ Henry B. Ramsey III Name: Henry B. Ramsey III Title: VP & Actuary Date: April 29, 2011
PRUCO LIFE INSURANCE COMPANY By: /s/ Henry B. Ramsey III Name: Henry B. Ramsey III Title: VP & Actuary Date: April 29, 2011	On Behalf of the Funds listed on Exhibit A of the Agreement By: /s/ Kathleen DeNicholas Name: Kathleen DeNicholas Title: Assistant Secretary Date: May 12, 2011

denicholas 3-1-2011